UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 30, 2006
Date of Report (Date of Earliest Event Reported)
ALLERGAN, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	1-10269	95-1622442
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2525 Dupont Drive
Irvine, California 92612
(Address of Principal Executive Offices) (Zip Code)
(714) 246-4500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Compensation of Officers
     At its meeting on January 30, 2006, the Organization and Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Allergan, Inc. (the “Company”) completed its annual performance and compensation review of the Company’s executive officers and approved the 2006 base salaries of the Company’s executive officers. The Compensation Committee also approved the performance objectives and the corresponding annual incentive awards for the executive officers and other management under the 2006 management bonus plan (the “Management Bonus Plan”), as more fully described below. The Board, upon the recommendation of the Compensation Committee and subject to stockholder approval at the Company’s 2006 annual meeting of stockholders (the “Annual Meeting”), approved a new 2006 Executive Bonus Plan for the Chief Executive Officer and the President (the “2006 Executive Bonus Plan), as more fully described below.
     2006 Annual Base Salary
     The Compensation Committee approved the fiscal year 2006 annual base salaries for the Chief Executive Officer and the four next most highly compensated executive officers of the Company (the “Named Executive Officers”), effective on February 6, 2006, as follows:

Executive Officer	Title	New Base Compensation
David E.I. Pyott	Chief Executive Officer and Chairman of the Board	$1,240,000
F. Michael Ball	President, Allergan	$600,000
Scott M. Whitcup, M.D.	Executive Vice President, Research and Development	$475,200
Douglas S. Ingram	Executive Vice President, General Counsel and Secretary	$453,600
Roy J. Wilson	Executive Vice President, Human Resources and Information Technology	$420,000

     2006 Management Bonus Plan
     The Compensation Committee established performance objectives for the payment of annual incentive awards to the Named Executive Officers other than the Chief Executive Officer and the President (“Senior Executive Participants”) under the Management Bonus Plan for fiscal year 2006. Under the Management Bonus Plan, if the Company achieves a specified adjusted earnings per share target for fiscal 2006, the Company will fund a bonus pool to be paid to the Senior Executive Participants and other eligible executives and managers of the Company. The size of the bonus pool will be determined by the Company’s financial performance, including its adjusted earnings per share, revenue growth and research and development reinvestment rate. For 2006, Management Bonus Plan target bonuses for the Senior Executive Participants range between 60% and 70% of the Senior Executive Participant’s year-end annualized base salary. Each Senior Executive Participant’s actual bonus award may be from 0% to 160% of his target bonus based on his and the Company’s performance. Therefore, actual bonuses under the Management Bonus Plan may be up to 112% of each Senior Executive Participant’s year-end annualized base salary.

     For fiscal year 2006, the pre-established objectives that determine the bonus for each Senior Executive Participant include: (i) the Company’s adjusted earnings per share; (ii) pharmaceutical sales revenue growth in local currency; (iii) the research and development reinvestment rate; (iv) operating income by business unit; and (v) other management bonus objectives pre-established by each Senior Executive Participant and their supervisor.
     2006 Executive Bonus Plan
     On January 30, 2006, following the recommendation of the Compensation Committee, the Board approved the adoption of the 2006 Executive Bonus Plan, subject to approval by the Company’s stockholders at the 2006 annual meeting of stockholders. The 2006 Executive Bonus Plan permits the payment of yearly bonuses based upon pre-established performance criteria for each plan year. The Company plans to seek stockholder approval of the 2006 Executive Bonus Plan to enable it to meet the tax deductibility requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If the 2006 Executive Bonus Plan is not approved by stockholders, bonus targets under the 2006 Executive Bonus Plan set by the Compensation Committee at their January 30, 2006 meeting will be null and void. Participation in the 2006 Executive Bonus Plan is limited to the Chief Executive Officer and the President of the Company.
     Performance Objectives. The Compensation Committee may, in its discretion, establish the specific performance objectives (including any adjustments) that must be achieved in order for the Chief Executive Officer and/or the President to become eligible to receive a bonus award payment. The performance objectives (including any adjustments) will be established in writing by the Compensation Committee within the earlier of (i) 90 days of the beginning of the fiscal year or (ii) the first 25% of the period of service in which the performance objectives are to be achieved. In addition, the achievement of such objectives must be substantially uncertain at the time such objectives are established in writing. For each calendar year with regard to which one or more eligible participants in the 2006 Executive Bonus Plan is selected by the Compensation Committee to receive a bonus award, the Compensation Committee will establish in writing one or more objectively determinable performance objectives for such bonus award, based upon one or more of the following business criteria, any of which may be measured in absolute terms, as compared to any incremental increase or as compared to the results of a peer group:
•	revenue;

•	sales;

•	cash flow;

•	earnings per share of the Company’s common stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•	return on equity;

•	total stockholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital; and

•	market share.

     The performance objectives may be expressed in terms of overall Company performance or the performance of a division or business unit. The Compensation Committee, in its discretion, may also specify additional performance objectives for each bonus award granted under the 2006 Executive Bonus Plan. Following the end of the year in which the performance objectives are to be achieved, the Compensation Committee will, within the time prescribed by Section 162(m) of the Code, determine whether and to what extent the specified performance objective has been achieved for the applicable year.
     The Compensation Committee, in its discretion, may, at the time of grant, specify in the bonus award that one or more objectively determinable adjustments will be made to one or more of the performance objectives established under the criteria discussed above.
     Maximum Award. If the performance objectives are met, the Chief Executive Officer and the President will receive a bonus award based on a percentage of such officer’s year-end annualized base salary. The maximum bonus payment that either the Chief Executive Officer or the President may receive under the 2006 Executive Bonus Plan is $5,000,000. The 2006 Executive Bonus Plan, however, is not the exclusive means for the Compensation Committee to award incentive compensation to the Chief Executive Officer or the President and does not limit the Compensation Committee from making additional discretionary incentive awards.
     Form of Payment. The Chief Executive Officer’s or the President’s bonus award may be paid, at the option of the Compensation Committee, in cash or in the Company’s common stock, or in any combination of cash and the Company’s common stock. Bonus award payments made in the Company’s common stock will be made in accordance with the provisions of the Company’s 1989 Incentive Compensation Plan, as amended.
     Negative Discretion. The Compensation Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to the Chief Executive Officer or the President.
     Termination of Employment. If either the Chief Executive Officer’s or the President’s employment is terminated with the Company except as part of a change of control (as defined in the 2006 Executive Bonus Plan, a “Change of Control”) for any reason other than death or disability prior to payment of any bonus award payment, all of such participant’s rights under the 2006 Executive Bonus Plan will terminate and such participant will not have any right to receive any further payments under the 2006 Executive Bonus Plan. The Compensation Committee may, in its discretion, determine what portion, if any, of the Chief Executive Officer’s or the President’s bonus award under the 2006 Executive Bonus Plan should be paid if the termination results from such participant’s death or disability.
     Change of Control. If a Change of Control occurs during any year in which the Chief Executive Officer and/or the President are eligible to receive a bonus award under the 2006 Executive Bonus Plan, such bonus award will be prorated to the effective date of the Change of Control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or the Company’s actual prorated year-to date performance provided that the recipient of the bonus award continues to be employed by the Company or its successor on the effective date of the Change of Control.

     2006 Executive Bonus Plan Performance Objectives and Target Bonus Amount
     For fiscal 2006, the Compensation Committee has established performance objectives that will determine the size of bonuses paid to each of the Chief Executive Officer and the President under the 2006 Executive Bonus Plan consisting of: (i) attainment of a target 2006 adjusted earnings per share; (ii) 2006 revenue growth adjusted for the translation effect of changes in foreign exchange rates and excluding the Company’s Botox® product net sales reported by the Company’s Japan subsidiary for 2005, rounded to the nearest one-hundredth of one percent; and (iii) the 2006 research and development reinvestment rate (the “Performance Objectives”).
     The Company’s Chief Executive Officer’s target bonus is 120% of his year-end annualized base salary. The actual bonus award paid will be from 0% to 160% of the target bonus based on the Company’s relative attainment of the Performance Objectives. Therefore, the Chief Executive Officer has the opportunity to earn a bonus of up to 192% of his year-end annualized base salary based on the Company’s performance. For fiscal 2006, the President’s target bonus is 70% of his year-end annualized base salary. The actual bonus paid will be from 0% to 160% of the target bonus based on the Company’s relative attainment of the Performance Objectives. Therefore, the President has the opportunity to earn a bonus of up to 112% of his year-end annualized base salary based on the Company’s performance. Bonuses will be paid in cash up to a maximum bonus pool equal to 100% of the Chief Executive Officer’s and President’s bonus targets. Bonuses will be paid in restricted stock and restricted stock units to the extent the bonus pool exceeds 100% of the Chief Executive Officer’s and President’s bonus targets. Such restricted stock or restricted stock units will provide for cliff vesting two years from the award effective date. Any payment in the form of restricted stock or restricted stock units will be issued under the Company’s 1989 Incentive Compensation Plan, as amended.
     For either the Chief Executive Officer or the President to receive a bonus under the 2006 Executive Bonus Plan, the Company’s 2006 adjusted earnings per share must be greater than adjusted earnings per share set by the Compensation Committee at their January 30, 2006 meeting. “2006 adjusted earnings per share” means the Company’s 2006 Adjusted Net Earnings (as defined below) divided by the weighted average number of common shares outstanding on a diluted basis during 2006, rounded to the nearest penny. “2006 Adjusted Net Earnings” means the Company’s net earnings from continuing operations for the 2006 fiscal year, adjusted to remove the effects of certain specified events or items.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On February 2, 2006, the Company issued a press release announcing that F. Michael Ball, 50, was promoted to President of the Company effective on February 1, 2006. Mr. Ball has served as Executive Vice President and President, Pharmaceuticals division since October 2003. Prior to that, Mr. Ball was Corporate Vice President and President, North America Region and Global Eye Rx Business since May 1998 and prior to that was Corporate Vice President and President, North America Region since April 1996. He joined the Company in 1995 as Senior Vice President, U.S. Eye Care after 12 years with Syntex Corporation, where he held a variety of positions including President, Syntex Inc. Canada and Senior Vice President, Syntex Laboratories.
     Mr. Ball will report to David E.I. Pyott, who will continue to serve as Chairman of the Board and Chief Executive Officer. Mr. Pyott has served as President and Chief Executive Officer since January 1998.

     The Company also announced in the February 2, 2006 press release that Raymond Diradoorian, 48, was promoted to Executive Vice President, Global Technical Operations effective February 1, 2006. For the past 25 years, Mr. Diradoorian has managed the Company’s global manufacturing, engineering and operations areas, including acting as a Senior Vice President of Global Technical Operations beginning in April 2005, as a Vice President of Global Engineering and Technology beginning in February 2001 and Vice President of Operations beginning in March 1997.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

99.1	Allergan, Inc. press release dated February 2, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.

Date: February 3, 2006	By:	/s/ Matthew J. Maletta

	Name:	Matthew J. Maletta
	Title:	Vice President, Assistant General Counsel and Assistant Secretary

Exhibit Index

Exhibit	Description of Exhibit
99.1	Allergan, Inc. press release dated February 2, 2006